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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.  Name and Address of Reporting Person*

      GLAXO GROUP LIMITED
      (Last)                 (First)              (Middle)

      c/o Glaxo Wellcome House, Berkeley Avenue
      (Street)

      Greenford, Middlesex, UB6 0NN, England
      (City)                 (State)                 (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
       10/03/2000


3.  I.R.S. Identification Number of Reporting Person if an entity
    (voluntary)
                                              N/A

4.  Issuer Name and Ticker or Trading Symbol
     Maxygen, Inc. (MAXY)


5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
          Director                       X    10% Owner (see (1) below)
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

           Table I -- Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

    Common Stock


2.  Amount of Securities Beneficially Owned (Instr. 4)

    340,393

3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

    D (see (1) below)

4.  Nature of Indirect Beneficial Ownership (Instr. 5)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                      (over)
                                                              SEC 1473(3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                     Amount or Number of Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

Explanation of Responses:

(1) These 340,393 shares are held of record by the Reporting Person on behalf of its direct parent, Glaxo Wellcome plc.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


GLAXO GROUP LIMITED

By:    /s/ S.M. Bicknell                         November 7, 2000
     -------------------------------             ---------------
     Name:  S.M. Bicknell                            Date
     Title: Assistant Company Secretary

**Signature of Reporting Person